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EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES

Name	Location	Doing business as
Lightly Expressed, Ltd	Roanoke, Virginia	Fiberstars
Crescent Lighting, Ltd	Thatcham, Berkshire, UK	Crescent Lighting
Lichtberatung Mann Gmbh	Berching, Germany	LBM

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EXHIBIT 21.1 SIGNIFICANT SUBSIDIARIES